May 20, 2024 Forward Air Announces Leadership Transition GREENEVILLE, Tenn.--(BUSINESS WIRE)-- Forward Air Corporation (NASDAQ: FWRD) (“Forward” or the “Company”) today announced the appointment of Jamie G. Pierson as interim Chief Financial Officer effective May 20, 2024. Mr. Pierson succeeds Rebecca Garbrick, who is departing the Company. Ms. Garbrick will remain with the Company to assist with the transition. “On behalf of the Board of Directors, I want to thank Rebecca for her commitment and significant contributions over the last several years. Since taking the CFO role in 2020, Rebecca has been a valuable member of our management team, and we wish her much success in her future endeavors,” stated Shawn Stewart, CEO. He continued, “We are excited to have Jamie step in to lead, and provide strategic insight, to the finance team during this critical time. Jamie is a seasoned executive with extensive experience in transportation and logistics, which coupled with his demonstrated track record in several financial leadership positions, make him a valuable addition to the Forward team.” Mr. Pierson joins Forward having most recently served as Chief Financial Officer of MV Transportation, a privately-owned passenger transportation contracting services firm in North America, until January 2024. Prior to joining MV Transportation, Mr. Pierson held various senior leadership positions including Executive Vice President and Chief Financial Officer of Ecobat Technologies and YRC Worldwide, Inc. Forward has initiated a search for a CFO with the assistance of an executive search firm. About Forward Air Corporation Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer truckload brokerage services, including dedicated fleet services, and intermodal, first- and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. Forward also operates a full portfolio of multimodal solutions, both domestically and internationally, via Omni Logistics. Omni Logistics is a global provider of air, ocean and ground services for mission-critical freight. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com. Note Regarding Forward-Looking Statements

This press release may contain statements that might be considered as forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “expect”, “intend”, “plan”, “goal”, “target”, “project”, “believe”, “may”, “should”, “will”, “aim”, “would”, “seek”, “estimate”, “strategy”, “future”, “likely” and similar references to future periods. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including the Company’s expectations regarding the appointment of senior management positions. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. You should consider the forward-looking statements contained herein in light of such risks. We assume no duty to update these statements as of any future date. View source version on businesswire.com: https://www.businesswire.com/news/home/20240520202248/en/ Forward Air Corporation Justin Moss, 404-362-8933 jmoss@forwardair.com Source: Forward Air Corporation